Exhibit 2.1

Description of the Rights of the Registrant’s Securities Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Delixy Holdings Limited (“we,” “our,” “our company,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, our Class A ordinary shares, par value $0.000005 per share (“Class A Ordinary Shares”), listed and traded on the Nasdaq Capital Market. In addition, our authorized share capital includes Class B ordinary shares, par value $0.000005 per share (the “Class B Ordinary Shares”), which are not registered under Section 12 of the Exchange Act.

This exhibit contains a description of the rights of the holders of our Class A Ordinary Shares and Class B Ordinary Shares. References in this exhibit to “Ordinary Shares” refer to our Class A Ordinary Shares and Class B Ordinary Shares, collectively.

Description of Ordinary Shares

The following is a summary of material provisions of our currently effective second amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”), insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share and each Class B Ordinary Share has a par value of $0.000005. The number of Class A Ordinary Shares and Class B Ordinary Shares that have been issued as of the last day of the financial year ended December 31, 2025 is provided on the cover of the annual report on Form 20-F to which this exhibit is attached. Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

On November 29, 2024, our shareholders approved a 1-for-200 sub-division of our then-issued and outstanding ordinary shares, in connection with the recapitalization of our share capital in anticipation of our initial public offering. On February 23, 2026, our shareholders approved by special resolution the re-designation and re-classification of our authorized and issued share capital and the adoption of our second amended and restated memorandum and articles of association to implement a dual-class share structure, which became effective immediately following the meeting (the “Capital Reclassification”). As a result of the Capital Reclassification, our authorized share capital of $2,500, divided into 500,000,000 ordinary shares of par value $0.000005 each, was re-designated and re-classified into 450,000,000 Class A Ordinary Shares of par value $0.000005 each and 50,000,000 Class B Ordinary Shares of par value $0.000005 each, and our 16,350,000 issued and outstanding ordinary shares were re-designated and re-classified into 7,174,000 Class A Ordinary Shares and 9,176,000 Class B Ordinary Shares.

Pre-emptive Rights (Item 9.A.3 of Form 20-F)

Our Ordinary Shares are not subject to any pre-emptive or similar rights under the Cayman Companies Act or pursuant to the Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Ordinary Shares

Our authorized share capital is $2,500 divided into (i) 450,000,000 Class A Ordinary Shares, par value $0.000005 per share, and (ii) 50,000,000 Class B Ordinary Shares, par value $0.000005 per share. The Class A Ordinary Shares and Class B Ordinary Shares carry equal rights and rank pari passu with one another, other than with respect to voting and conversion as described below.

Class A Ordinary Shares

Our Class A Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Class B Ordinary Shares

Our Class B Ordinary Shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors, on a pari passu basis. Our Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Each Class A Ordinary Share is entitled to one (1) vote on all matters subject to vote at general meetings of our company. Each Class B Ordinary Share is entitled to fifty (50) votes on all matters subject to vote at general meetings of our company. Voting at any meeting of shareholders is by way of a poll except that, in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

●	at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

●	shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Memorandum and Articles of Association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

Conversion Rights

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at the option of the holder at any time after issue, without the payment of any additional consideration. The conversion rate is one Class A Ordinary Share for every one Class B Ordinary Share. Upon conversion, the relevant Class B Ordinary Shares will be cancelled and an equivalent number of new Class A Ordinary Shares will be issued. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. In addition, upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares, unless the holder of the Class B Ordinary Shares and our Board of Directors consent in writing to the retention of Class B Ordinary Share status by the transferee.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our Board of Directors. Notwithstanding the foregoing, Ordinary Shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange. Any sale, transfer, assignment or disposition of Class B Ordinary Shares will result in the automatic conversion of such Class B Ordinary Shares into Class A Ordinary Shares on a one-for-one basis, except as described above under “Conversion Rights.”

Our Board of Directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share which is not fully paid up or on which we have a lien. Our Board of Directors may also decline to register any transfer of any Ordinary Share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our Board of Directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation Rights

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares

Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote Ordinary Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue additional shares from time to time and to designate the price, rights, preferences, privileges and restrictions of such additional shares, including with or without preferred, deferred or other special rights or restrictions, without any further vote or action by our shareholders;

●	provide for a dual-class share structure in which our Class B Ordinary Shares are entitled to fifty (50) votes per share, as compared to one (1) vote per share for our Class A Ordinary Shares; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the Cayman Companies Act or under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

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